Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation or Organization:
PBF Holding Company LLC	Delaware
PBF Services Company LLC	Delaware
PBF Investments LLC	Delaware
Delaware City Refining Company LLC	Delaware
Delaware Pipeline Company LLC	Delaware
PBF Power Marketing LLC	Delaware
Paulsboro Natural Gas Pipeline Company LLC	Delaware
Paulsboro Refining Company LLC	Delaware
Toledo Refining Company LLC	Delaware
PBF Finance Corporation	Delaware
PBF Logistics LP	Delaware
PBF Rail Logistics Company LLC	Delaware
Delaware City Terminaling Company LLC	Delaware